                                                                   Exhibit 10(z)

                       WALLER-SUTTON MEDIA PARTNERS, L.P.
                            18 BANK STREET, Suite 202
                            SUMMIT, NEW JERSEY 07901


                                 March 19, 1998




                                Commitment Letter
                Purchase of Series C Convertible Preferred Stock
                        and Series F Convertible Stock of
                           Regent Communications, Inc.




Regent Communications, Inc.
Suite 180
50 East River Center Boulevard
Covington, Kentucky  41011
Attn:  Terry S. Jacobs
By Fax:  (606) 292-0352


Dear Terry:

         You have requested that Waller-Sutton Media Partners, L.P. ("Waller-Sutton") commit to purchase an aggregate of $10 million of the Series F Convertible Preferred Stock of Regent Communications, Inc. (the "Company") and, from certain institutional holders, an aggregate of $1.5 million of convertible notes issued by Faircom Inc. (the "Investment"), and to act as financial advisor to the Company in connection with the sale of an additional $8.5 million of the Company's Series F Convertible Preferred Stock (the "Additional Sale").

         Waller-Sutton is pleased to advise you of its commitment to provide the entire amount of the Investment and to act as financial advisor to the Company in connection with the Additional Sale, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Term Sheet attached hereto as Exhibit A (the "Term Sheet"), which Term Sheet is incorporated herein by reference and made a part hereof.

         It is agreed that, except as expressly provided below, Waller-Sutton will act as the sole and exclusive financial advisor for the Additional Sale. You agree that, except for The Crisler Company, L.P. ("Crisler") acting pursuant to an engagement letter dated November 27, 1997, no other financial advisors and no placement agents will be engaged and no compensation (other than that expressly contemplated by the Term Sheet or provided below) will be paid in connection with the Additional Sale unless you and we shall so agree.

         For a period of 60 days from your execution of this Commitment Letter, you agree that you will not enter into discussions with (or provide any information to) any other party regarding a debt or equity investment in the Company, other than those potential investors introduced by Waller-Sutton and discussions with Bank of Montreal regarding the senior debt commitment previously disclosed and other than the potential issuance of equity or debt securities to sellers of radio stations to the Company, and that you will terminate all other discussions which have been commenced regarding such an investment, provided, however, that after 30 days from your acceptance hereof, you may offer to other parties the opportunity to participate in the Additional Sale, to the extent such participation has not theretofore been allocated to investors introduced to you by Waller-Sutton.

         You agree that we may assign up to an aggregate of $3.5 million of our Investment commitment with respect to the Series F Convertible Preferred Stock to partners of Waller-Sutton and/or financial institutions selected by us.

         You agree to assist us in effecting such assignments, and in interesting prospective investors with respect to the Additional Sale. Such assistance shall include (a) direct contact between appropriate senior management and advisors of the Company, (b) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be distributed to interested parties, and (c) the hosting (including appropriate senior management of the Company), with us, of one or more meetings of prospective equity participants.

         As consideration for our commitment hereunder and our acting as financial advisor you will pay to us such fees and expenses as are indicated in the Term Sheet or are provided for herein.

         Waller-Sutton's commitment hereunder is subject to (a) there not occurring or becoming known to us any adverse change in the business, assets, property, condition (financial or otherwise) or prospects of the Company from that reflected in the business plan of the Company previously delivered to us,
(b) our not becoming aware after the date hereof of any change in agreements, laws, rules and regulations since the date of this Commitment Letter that, in our opinion, would have any material adverse effect on the business, assets, property, condition (financial or otherwise) or prospects of the Company, (c) the negotiation, execution and delivery on or before April 15, 1998 of definitive documentation with respect to the Investment satisfactory to Waller-Sutton and its counsel, (d) the completion, to the satisfaction of Waller-Sutton and its counsel, of due diligence review of the Company, Faircom and the other entities and/or assets to be acquired by the Company at the closing of the Investment, and (e) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of the Investment are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Waller-Sutton and the Company.


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         You agree, (a) to indemnify and hold harmless Waller-Sutton and its affiliates and its officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject insofar as such directly arise out of or relate to or result from any material misstatement or alleged material misstatement contained in any document or information provided to us by you including such documents and information which we may provide to potential investors in furtherance of the Investment or the Additional Sale or which arise out of or relate to or result from the omission to state in any such documents or information a material fact required to be stated therein to make the statements contained therein not misleading (except that with respect to documents or information provided or to be provided to potential investors, the Company's indemnification obligation shall only extend to documents or information provided by the Company or documents or information that the Company has been given an opportunity to review and which the Company does not promptly request (in writing) to be corrected or supplemented, or, if the Company does so request, which are corrected or supplemented substantially in accordance with the Company's request), and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, and (b) to reimburse Waller-Sutton and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, consultant's fees and expenses, travel expenses, and fees, charges and disbursements of counsel), arising after February 13, 1998 and through the earlier of the closing of the Investment or the date of termination of this Commitment Letter, incurred in connection with the Investment and any related documentation (including this Commitment Letter, the Term Sheet and the definitive documentation).

         This Commitment Letter shall not be assignable by you without the prior written consent of Waller-Sutton (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Waller-Sutton. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among us with respect to the Investment and sets forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

         This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any of its terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to the Company's officers, agents and advisors who are directly involved in the consideration of this matter, or (b) as may be compelled in a judicial or administrative proceeding or as otherwise, in your good faith judgment, required by law (in which case you agree to inform us promptly thereof).


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         The compensation, reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Waller-Sutton's commitment hereunder.

         You hereby irrevocably: (i) submit to the nonexclusive jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Commitment Letter, (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such courts, (iii) waive, to the fullest possible extent, the defense of an inconvenient forum, (iv) agree to either maintain an office in New York City where service of process can be affected or appoint an agent in New York City reasonably acceptable to Waller-Sutton to accept service of process in any such action or proceeding by such date as is acceptable by Waller- Sutton,
(v) agree to service of process in any such action or proceeding by mailing of copies thereof (by registered or certified mail if practicable) postage prepaid, or by telecopier, to the then active agent or you at your address set forth above and (vi) agree that if the procedures under clause (v) are not available, nothing herein shall affect the right of Waller-Sutton to affect service of process in any other manner permitted by law, and that it shall have the right to bring any legal proceedings (including a proceeding for enforcement of a judgment entered by any of the aforementioned courts) against you in any court or jurisdiction in accordance with applicable law.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time, March 20, 1998. This Commitment Letter shall not be enforceable if all parties to this Commitment Letter have not executed and delivered this Commitment Letter in accordance with the immediately preceding sentence.

         You have represented to us that Crisler has consented to our engagement as financial advisor to the Company as hereinabove contemplated and to the other terms of this Commitment Letter to the extent necessary under your agreement with them.


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


         Waller-Sutton is pleased to have been given the opportunity to assist you in connection with this important financing and looks forward to working with you.

                              Very truly yours,

                              WALLER-SUTTON MEDIA PARTNERS, L.P.

                              By:  Waller-Sutton Media, L.L.C., general partner


                                   By:
                                       ----------------------------------------
                                           Title:

Accepted and agreed to as of
the date first written above by:

REGENT COMMUNICATIONS, INC.

By:
    ----------------------------
         Title:




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                                                                       Exhibit A

                           Regent Communications, Inc.
                                   Term Sheet



Issuer:             Regent Communications, Inc. ("Regent" or the "Company").

Purchaser:          Waller-Sutton Media Partners, L.P. or an affiliated entity
                    ("Waller-Sutton") and its co-investment partners and assignees.

Use of Proceeds:    The net proceeds of the purchase price hereunder and the
                    purchase price of the Additional Series F Shares (as defined below) will be used by Regent to fund the acquisition of 31 radio stations in nine markets in accordance with the business plan provided to Waller-Sutton, including but not limited to the proposed mergers with Alta California
                    Broadcasting and Topaz Broadcasting, the proposed acquisition of The Park Lane Group, the proposed asset purchases of Continental Radio Broadcasting and Ruby
                    Broadcasting and the proposed merger with Faircom Inc. (the
                    "Faircom Merger") (collectively, the "Acquisitions"), as well as to fund acquisitions of radio stations not yet identified. In connection therewith, to the extent approved by the Board of Directors, the funds may be used to pay the purchase price of such acquisitions and for capital expenditures, working capital requirements, closing costs and transaction expenses.

Closing: The parties shall exchange documentation hereunder at a closing to occur on the first date as is reasonably practicable and concurrently with the consummation of the Acquisitions and satisfaction of certain other conditions, which date shall in no event be later than May 31, 1998 (the "Initial Closing").

Securities to be
Purchased:          For a total purchase price of $10.0 million, Waller-Sutton shall receive: (i) 2.0 million shares of the Company's
                    Series F Convertible Preferred Stock ("Series F Preferred"), which shall be convertible into 2.0 million shares of the common stock of the Company representing at least 17.01% of the fully diluted shares as of the Initial Closing (such percentage to be affected by closing adjustments pursuant to pending merger agreements in respect of the Acquisitions), inclusive of all then outstanding options and warrants), and
                    (ii) warrants to purchase 820,000 shares of Regent common stock at $5.00 per share (which will be detachable), which warrants shall be exercisable for no less than 10 years and will, as of the Closing, represent approximately 6.97% of the fully diluted common stock of Regent (such percentage to be affected by closing adjustments pursuant to pending merger agreements in respect of the Acquisitions).

                    Immediately prior to the closing of the Faircom Merger, Waller-Sutton shall also purchase $ 1.5 million of notes issued by Faircom, Inc., which are convertible into shares of Faircom Inc. common stock. The shares of

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                           Regent Communications, Inc.
                                   Term Sheet

                    Faircom, Inc. common stock issued to Waller-Sutton on conversion of such notes shall, upon closing of the Faircom Merger, become 414,796 shares of the Company's Series C Preferred Stock ("Series C Preferred") representing at least 3.53% of the fully diluted shares of Regent as of the Initial Closing (such share numbers and percentage to be affected by closing adjustments pursuant to pending merger agreements in respect of the Acquisitions).

Additional Securities
to be Sold:         The Company shall use its best efforts to issue and
                    sell an additional $8.5 million of Series F Preferred (the
                    "Additional Series F Shares") for a period not to exceed 60 days from the Closing, on the same terms as hereinabove provided. Waller-Sutton shall act as financial advisor to Regent in connection with such sale. Regent has represented to Waller-Sutton that the sale of such Additional Series F
                    Shares is not necessary in order for it to complete the Acquisitions (including paying all costs and expenses related thereto), and that any proceeds received from such sale shall be used in connection with future acquisitions.
                    If so requested by Waller-Sutton, Waller-Sutton's purchase commitment in respect of the Series F Preferred will be reduced by up to an aggregate of $3.5 million, on a dollar-for-dollar basis, in respect of the first $3.5 million of Additional Series F Shares sold, in which event the total amount of Additional Series F Shares to be sold will be increased accordingly.

Staging of
Investment:         Only $10.0 million of Series F Convertible Preferred Stock
                    (including the Series F Preferred to be purchased by Waller-Sutton and the Additional Series F Shares) will be issued and sold at the Initial Closing. The balance will be committed to be purchased pursuant to binding agreements entered into as of the Initial Closing, but will be issued at one or more subsequent closings held no later than two
                    (2) years after the Initial Closing to fund future acquisitions or capital expenditures approved by the Company's Board of Directors. All purchasers of Additional
                    Series F Shares and Waller-Sutton will participate in the purchase of shares of Series F Convertible Preferred Stock at the Initial Closing and each subsequent closing on a pro rata basis, based on their respective commitments to purchase shares of Series F Convertible Preferred Stock. All shares of Series F Convertible Preferred Stock will be issued at $5.00 per share (subject to customary anti-dilution adjustments). All Warrants related to all shares of Series F Preferred committed to be purchased will be issued at the Initial Closing, even if certain of the shares of Series F Preferred are not to be issued until subsequent closings.

Capitalization:     Capitalization of the Company at Closing is expected to be approximately as follows (excluding the Additional Series F
                    Shares):


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

                           Regent Communications, Inc.
                                   Term Sheet

                                                                                   Fully Diluted Ownership
                                                                                   -----------------------
Series A Convertible Preferred                                                            5.27%
Series B Convertible Preferred                                                            4.25%
Series C Convertible Preferred (incl. 283,729 option shares)                             31.64%
Series C "Waller-Sutton" Convertible Preferred                                            3.53%
Series D Convertible Preferred                                                            8.50%
Series E Convertible Preferred
           Alta CA Broadcasting                                                           1.70%
           Thomas Gammon                                                                  3.40%
Series F "Waller-Sutton" Convertible Preferred                                           17.01%
Common Stock (management, incl. options)                                                 17.04%
Common Stock (Waller-Sutton warrants)                                                     6.97%
Common Stock (River Cities warrants)                                                       .68%

           TOTAL                                                                        100.00%
                                                                                        ======



                    There shall be no amendments to the existing terms of either the Series B Preferred Stock or the Series D Preferred Stock of Regent, as reflected in the Certificate of Incorporation or Certificate of Designation of Regent or the Stock Purchase Agreements relating to any such series, without the prior written approval of Waller-Sutton.

Dividends:          The Series F Preferred will be entitled to receive a 10%
                    annual preferred dividend. To the extent cash is not available for distribution, unpaid dividends (whether or not declared) shall accrue and be compounded quarterly until paid. All accrued but unpaid dividends shall be payable in full upon conversion, liquidation or redemption.

                    All other series of preferred stock, including the Series C Preferred, will be entitled to receive a 7% annual preferred dividend. To the extent cash is not available for distribution, unpaid dividends shall accumulate (without compounding). All accumulated but unpaid dividends shall be payable in full upon conversion, liquidation or redemption.

Seniority:          The Series F Preferred and the Series C Preferred will rank senior to all classes of the Company's common stock with respect to distributions, liquidation and the like, junior to the Series B Preferred Stock, and pari passu with all other preferred stock series.

Put: Holders of Series F Preferred may put their respective Series F Preferred to the Company at the greater of liquidation preference (including accrued dividends) or fair market value (computed on an "as converted" basis) commencing five (5) years from the Initial Closing. If Waller-Sutton

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


                           Regent Communications, Inc.
                                   Term Sheet

                    exercises its "put rights," then holders of any other series of preferred stock outstanding on the Initial Closing in respect of which the Company has granted "tag-along" put rights shall have the right to put their respective preferred stock on the same terms and conditions.

Conversion:         Each holder of Series F Preferred will be able to convert
                    each share of its Series F Preferred into one fully paid share of common stock of the Company, subject to adjustment.

                    Waller-Sutton will be able to convert each share of its Series C Preferred into one fully paid share of common stock of the Company (subject to adjustment), which in total will account for approximately 3.53% of the fully diluted shares of Regent. All Series C Preferred shall be convertible on these same terms.

Management
Options: Messrs. Jacobs and Stakelin each will be granted options for up to 5.5% of the fully diluted ownership of the Company. These will be granted out of an incentive stock option plan for up to 15% of fully diluted ownership of the Company (but in no event will such option plan provide for the issuance of options to purchase more than 2,000,000 shares of common stock), which has been established for Regent management. The exercise price of all Options granted shall be no less than the fair market value of the common stock at the time of grant (and no options granted as of or on the Initial Closing Date shall have an exercise price of less than $5 per share). Grants under such program will be subject to Board approval.

Voting Rights:      Except for the special provisions relating to the election and/or removal of directors which are to be set forth in the Stockholders Agreement referred to below (which provisions may also be set forth in the Company's Certificate of Incorporation), the Series F Preferred and the Series C
                    Preferred shall vote with the common stock of Regent on an as converted basis. In addition, a separate class vote for the Series F Preferred shall be required with respect to any changes in the conversion rate, dividend rate or put or redemption rights of any series of the Company's preferred stock.

Board
Representation:     Regent's current Board of Directors will be reconstituted to provide for a seven member Board of Directors as follows:

                           Management Designees               2 Board seats
                           Waller-Sutton Designees            2 Board seats
                           Blue Chip Capital Designee         1 Board seat
                           River Cities Capital Designee      1 Board seat
                           Joel Fairman                       1 Board seat

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


                           Regent Communications, Inc.
                                   Term Sheet

                    In addition, each of GE Capital Corporation and BMO Financial shall have the right to have one observer present at each meeting of the Board of Directors.

                    All matters presented to the Board of Directors will require a simple majority vote for approval.

Stockholders
Agreement:          Waller-Sutton and the existing stockholders of Regent
                    (including BMO Financial, GE Capital Corporation, Terry
                    Jacobs, William Stakelin and River Cities Capital Fund), as well as all persons beneficially owning more than 5% of any class of stock of Faircom Inc. (including Blue Chip Capital
                    Fund II, Miami Valley Venture Fund, and Joel Fairman), shall enter into a definitive stockholders agreement relating to Regent.

                    Such agreement shall be in form and substance satisfactory to Waller-Sutton and shall contain provisions reflecting the stockholders' obligations to vote for the Board of Directors as indicated above, and shall contain standard drag along/tag along rights with respect to all existing series and classes of capital stock (other than the Series E Preferred), as well as the requirement that certain major corporate actions, including but not limited to mergers, acquisitions, change of control, issuance of equity or debt securities, sale of assets and the like, shall be subject to the express approval of Waller-Sutton if Waller-Sutton and the other members of the Waller-Sutton Group collectively beneficially own more than 10% of the outstanding common stock of the Company. As used herein, the term "Waller-Sutton Group" shall mean Waller-Sutton, direct or indirect partners of Waller-Sutton, affiliates of any thereof, and any other investors introduced to the Company by Waller-Sutton or any of its partners or affiliates.

                    In addition, any series of the Company's preferred stock which contains a separate right of approval with respect to such matters for any party other than Waller-Sutton shall be amended to eliminate such right.

Fees: Regent shall reimburse Waller-Sutton for all reasonable legal, accounting and out-of-pocket expenses associated with the proposed transaction, regardless of whether the transaction contemplated herein is consummated.

                    Regent will also pay for all reasonable out-of-pocket expenses associated with Waller-Sutton's responsibilities as members of the Board of Directors and any Board fees as applicable. Regent will also reimburse GE Capital Corporation and BMO Financial for all reasonable out-of-pocket expenses associated with their designees acting as observers at board meetings.


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


                           Regent Communications, Inc.
                                   Term Sheet

                    Waller-Sutton will receive a $225,000 fee payable at the Initial Closing. An additional fee of $200,000 shall be paid by Regent to Waller-Sutton at the next closing of the sale of Series F Convertible Preferred Stock, provided that at least $15,000,000 of Series F Convertible Preferred Stock has been purchased or committed to be purchased (including any shares purchased or committed to be purchased by Waller-Sutton, other members of the Waller-Sutton Group or others).

                    Waller-Sutton, or its designee, will receive a $75,000 per year monitoring fee payable quarterly.

Definitive
Agreements:         Waller-Sutton shall cause its counsel to prepare the
                    definitive agreements with respect to the transaction, including, without limitation, the following:

                        1. A stock purchase agreement which will set forth the terms herein, as well as other standard investment terms, conditions, negative and affirmative covenants, anti-dilution and registration rights, representations and warranties and indemnities with respect to undisclosed liabilities, breach of representations and warranties and losses relating to the operation and sale of "radio stations KCBQ (AM) and WSSP(FM);"

                        2. A certificate of designation setting forth the terms of the Company's Series F Preferred Stock; and

                        3.      A form of warrant.

Conditions to Closing:  The following conditions shall be satisfied prior to
                        Closing:

                        1. Execution of definitive documents in form and substance satisfactory to Waller-Sutton and its counsel;

                        2. Closing of the Acquisitions pursuant to their current terms (as disclosed to Waller-Sutton), without amendment or waiver of any terms without prior approval by Waller-Sutton, except for any extension of the outside date for closing thereunder;

                        3. Closing of the sale of the Company's Series B and Series D Preferred Stocks in accordance with their respective terms, without amendment or waiver of any current terms (as disclosed to Waller-Sutton) without prior approval by Waller-Sutton;

                        4. Execution and filing of a certificate of designation for the Series F Preferred;

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


                           Regent Communications, Inc.
                                   Term Sheet

                        5. Waller-Sutton will be covered under a Directors' and Officers' Liability policy of at least $5 million which is acceptable to Waller-Sutton and its counsel;

                        6. Receipt of final grants from the FCC for all operating licenses for the 31 identified stations prior to the Initial Closing. In addition, Regent must provide an opinion from its FCC counsel covering all customary matters regarding the broadcast operations of each of the stations, the contents of such opinion to be satisfactory to Waller-Sutton and its counsel; and

                        7. Satisfactory completion of Waller-Sutton's due diligence with respect to the Company and the Acquisitions, including review and approval of the Registration Statement on Form S-4 relating to the Faircom Merger.

                        8. Amendment to the engagement agreement between The Crisler Company, L.P. ("Crisler") and the Company reducing the compensation payable to Crisler to 4% with respect to up to $8.5 million of Additional Series F Shares sold to (i) partners of Waller-Sutton or their affiliates,
                                (ii) any of Weiss, Peck & Greer, J.H. Whitney, Hoak Capital, Brentwood Associates or their respective affiliates or (iii) any other persons agreed to by the Company, Crisler and Waller-Sutton.

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